UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

_____________________

BIONOVO, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-5526892
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5858 Horton Street, Suite 375 Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The holders of our common stock, par value $0.0001 per share are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our business. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, when issued, fully-paid and non-assessable.

Item 2. Exhibits.

Exhibit No.	Description

3.1
Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2, initially filed with the Securities and Exchange Commission on July 5, 2005, and incorporated herein by reference).

3.2
Certificate of Amendment to Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, initially filed with the Securities and Exchange Commission on May 10, 2007, and incorporated herein by reference).

3.3
Bylaws (previously filed as Exhibit 3 to the Registrant’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on June 3, 2005, and incorporated herein by reference).

4.1
Specimen Common Stock Certificate (previously filed as Exhibit 4 to the Registrant’s Registration Statement on Form 10-SB, filed with the Securities and Exchange Commission on November 7, 2002, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BIONOVO, INC.

DATE: May 23, 2007	By:	/s/ James P. Stapleton
Name: James P. Stapleton
Title: Chief Financial Officer